Exhibit 4.2.2

THIRD AMENDMENT TO THE
REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT to the REVOLVING CREDIT AGREEMENT, dated as of this 30 day of August, 2004 (the “Third Amendment”), is entered into in connection with and as an amendment to that certain Revolving Credit Agreement, dated as of March 10th, 2003 (the “Credit Agreement”), as amended by that First Amendment, dated as of August 31st, 2003, as further amended by that Second Amendment, dated as of February 27, 2004, and as further amended, restated or modified from time to time, by and between First National Bank of Omaha (the “Bank”) and Ballantyne of Omaha, Inc. (the “Borrower”). All capitalized terms used but not otherwise defined herein shall have their respective meanings as prescribed in the Credit Agreement.

WHEREAS, the maturity date for the Base Revolving Credit Facility pursuant to the Credit Agreement is currently August 30th, 2004; and

WHEREAS, the Borrower and the Bank desire to extend the maturity date of the Base Revolving Credit Facility to August 29th, 2005 and to make such other amendments as discussed below.

NOW, THEREFORE, the parties hereby agree that as of the date hereof:

1.                                       The following definition in Article 1 of the Credit Agreement is hereby amended to read as follows:

Termination Date: August 29, 2005, or such later date as is approved in writing by FNBO.

2.                                       Section 2.1 of the Credit Agreement is hereby amended by replacing the phrase “Until August 30, 2004” with “Until August 29, 2005”.

3.                                       Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2.                              Revolving Credit Fees.

(a)                                  The Borrower shall pay to FNBO a commitment fee equal to 1/8 of 1% (.00125) of the average unused facility, payable quarterly in arrears. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on the tenth (10th) day of the month following the end of each calendar quarter.

4.                                       This Third Amendment shall not affect any and all amounts and obligations that may be outstanding from the Borrower to the Bank under the Credit Agreement, and all such obligations remain secured by the Collateral.

5.                                       This Third Amendment may be executed in several counterparts, and such counterparts together shall constitute one and the same instrument.

6.                                       Except as expressly agreed herein, all terms of the Credit Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Third Amendment to be executed as of the day and year first above written.

BANK:

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Stu Becker
Name:
Title: VP

BORROWER:

BALLANTYNE OF OMAHA, INC.

By:	/s/ John Wilmers
Name: JOHN WILMERS
Title: PRESIDENT & C.E.O.

NOTICE:  A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:	/s/ Brad French
Borrower